Exhibit n(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Kiewit Investment Fund LLLP

We consent to the use of our report dated May 26, 2005 on the statement of assets and liabilities of Kiewit Investment Fund LLLP (the Fund) as of March 31, 2005, and the related statement of income and expenses and the statement of changes in partnership capital for the period from September 8, 2004 (the date of formation) to March 31, 2005, incorporated by reference in Pre Effective Amendment No. 4 to Form N-2/A filed by the Fund under the Securities Act of 1933 and to the reference to our firm under the heading “Independent Registered Public Accountants” in the Fund’s Prospectus/Registration Statement.

/s/ KPMG LLP

Boston, Massachusetts
July 22, 2005